Exhibit 99.1

XOMA Reports Second Quarter 2007 Financial Results

BERKELEY, Calif., August 8, 2007 -- XOMA Ltd. (NASDAQ:XOMA), a leader in the discovery and development of antibody therapeutics, today reported financial results for the second quarter and six months ended June 30, 2007.

“XOMA continues to advance the development of a diversified product pipeline by leveraging core strengths in therapeutic antibody discovery and development,” said Steven B. Engle, president and chief executive officer of XOMA. "The start of the Phase I clinical testing of XOMA 052 in Type 2 Diabetes was a major milestone in building our proprietary product pipeline. We plan to bring a third wholly-owned product candidate, XOMA 629, into the clinic shortly, and would thus anticipate having as many as four product candidates overall in active clinical trials by the end of 2007. XOMA also continues to make progress in other key areas that generate significant revenue for the Company, including product development collaborations, technology licensing agreements and manufacturing contracts. These accomplishments were key elements influencing my decision to join XOMA and reinforce my conviction that the company is well-positioned for success.”

Second Quarter 2007 Results

XOMA recorded total revenues of $14.1 million in the second quarter of 2007, an increase of $6.6 million over the second quarter of 2006. Growth in revenues primarily reflects increases in royalty revenues from Genentech’s LUCENTIS(r), which began in June of 2006, and Genentech's RAPTIVA(r), and increased activities in our contracts with AVEO Pharmaceuticals, Inc., Schering-Plough Research Institute, Takeda Pharmaceutical Company Limited and the National Institute of Allergy and Infectious Diseases.

The operating loss for the second quarter was $7.5 million in 2007 compared to $9.0 million in 2006, reflecting higher revenue in 2007 partially offset by an increase in research and development costs. The net loss for the second quarter of 2007 was $8.3 million or ($0.06) per share, compared with a net loss of $5.9 million or ($0.06) per share for the quarter ended June 30, 2006. Net non-cash credits related to convertible debt derivative accounting and debt conversions were $4.1 million in the second quarter of 2006. A more detailed discussion of XOMA's second quarter 2007 financial results is provided below and in the Company's Form 10-Q filing.

Recent Highlights

-- Steven B. Engle joined XOMA as president, chief executive officer and a member of the board of directors.  Mr. Engle is an experienced biotechnology executive and former chief executive officer and chairman of the board of La Jolla Pharmaceutical Company.  He succeeds Jack Castello, who announced his retirement plans earlier this year.

-- Charles J. Fisher, M.D. was elected to XOMA’s board of directors.  Dr. Fisher has more than 20 years of leadership experience in clinical research and drug development and is chief medical officer and executive vice president of clinical and regulatory affairs at Cardiome Pharma Corp.

-- XOMA initiated US Phase I clinical testing of XOMA 052 in Type 2 diabetes patients.  A second Phase I trial of XOMA 052 in Type 2 diabetes is expected to begin shortly in Europe.  The combined safety and pharmacokinetics data from the two studies will also be used to evaluate the potential of XOMA 052 in additional indications, including rheumatoid arthritis, systemic juvenile idiopathic arthritis and osteoarthritis.

Financial Discussion

Revenues

Total revenues for the quarter were $14.1 million, compared with $7.5 million in the second quarter of 2006. Revenues for the first half of 2007 increased 101 percent to $26.4 million from $13.1 million in the first half of 2006.

License and collaborative fee revenues were $0.1 million for the quarter ended June 30, 2007, compared with $0.7 million for the same period of 2006.  These revenues include upfront payments related to the outlicensing of our products and technologies and other collaborative arrangements. Contract revenues totaled $9.7 million for the three months ended June 30, 2007, compared with $4.7 million for the same period of 2006, reflecting an increase resulting primarily from the company’s arrangements with increased activities in our contracts with AVEO Pharmaceuticals, Inc., Schering-Plough Research Institute and Takeda Pharmaceutical Company Limited. Royalties were $4.3 million for the second quarter of 2007 compared with $2.1 million in the second quarter of 2006, reflecting increases in royalty revenues from Genentech’s LUCENTIS(r), which began in June of 2006, and Genentech's RAPTIVA(r).

Expenses

XOMA's research and development expense for the second quarter of 2007 totaled $17.3 million, compared with $12.1 million in the same period of 2006. The $5.2 million increase primarily reflects increases in spending on the company's July 2006 contract with NIAID, its contract with AVEO, internal development of XOMA 052, XOMA 629 and collaboration with Schering-Plough.

General and administrative expense for the three months ended June 30, 2007 was $4.4 million compared with $4.4 million for the same period last year.

Interest expense for the three months ended June 30, 2007 was $1.2 million compared with net interest income of $2.7 million for the same period of 2006. Interest expense in the 2007 quarter consisted primarily of $0.3 from Novartis and $0.8 million of interest payable on our loan from Goldman Sachs Specialty Lending Holding Inc. ("Goldman Sachs"). XOMA's second quarter 2006 interest expense consisted primarily of interest payable of $1.1 million, offset by an interest expense benefit of $4.1 million primarily resulting from a decrease in fair value of the embedded derivative of XOMA’s convertible debt.  The conversion of this debt to common equity was completed in the first quarter of 2007.

Liquidity and Capital Resources

Cash, cash equivalents and short- and long-term investments at June 30, 2007 totaled $24.0 million compared with $46.4 million at December 31, 2006. The $22.4 million decrease primarily reflects cash used in operations of $15.2 million for the first six months of 2007, and includes a one-time payment of $5.2 million in additional interest on the convertible notes and $1.4 million related to the semi-annual interest payment on the convertible notes. Following the conversion to common equity of all remaining convertible notes during the first quarter of 2007, there will be no further interest expense or payments related to the convertible notes. Additionally cash was used for fixed asset purchases of $3.8 million and for principal payments on the Goldman Sachs term loan of $4.7 million. Cash used in operations during the second quarter of 2007 was $6.1 million compared with $4.8 million during the second quarter of 2006.

Based on current spending levels, anticipated revenues, collaborator funding, proceeds from our November 2006 term loan and other sources of funding we believe to be available, we estimate that we have sufficient cash resources to meet our anticipated net cash needs through at least 2008. Any significant revenue shortfalls, increases in planned spending on development pro-

grams or more rapid progress of development programs than anticipated, as well as the unavailability of anticipated sources of funding, could shorten this period. Progress or setbacks by potentially competing products may also affect our ability to raise new funding on acceptable terms.

Long-term Debt

At June 30, 2007, XOMA had an outstanding principal amount of $30.3 million on the 5-year term loan from Goldman Sachs established in November of 2006, and $18.9 million of long-term debt to Novartis. The long-term debt to Novartis represents XOMA's borrowings under a $50.0 million loan facility established to facilitate XOMA's participation in its collaboration with Novartis.

Product Highlights

RAPTIVA(r) (Efalizumab): Royalties from Genentech and Merck Serono

According to Genentech and Merck Serono SA, worldwide sales of RAPTIVA(r) in the second quarter of 2007 were $54 million, with $27 million coming from Genentech’s sales in the U.S. and $27 million from Merck Serono SA’s sales internationally.  Second quarter sales grew 38 percent compared to $39.2 million in the second quarter 2006 and 14 percent compared to $47.5 million in the first quarter of 2007.

LUCENTIS(r) (Ranibizumab injection): Royalty from Genentech

LUCENTIS(r) is an antibody fragment against Vascular Endothelial Growth Factor (VEGF) for the treatment of neovascular (wet) age-related macular degeneration, which causes vision loss in the elderly. LUCENTIS(r) was approved by the FDA on June 30, 2006 and in the European Union, where it is distributed by Novartis, in January of 2007. It is the first marketed therapeutic product manufactured under a license using XOMA's BCE technology.

According to Genentech and Novartis, worldwide sales of LUCENTIS(r) in the second quarter of 2007 were $285 million, with $213 million coming from Genentech’s sales in the U.S and $72 million from Novartis’ sales internationally.

XOMA 052 (formerly XMA005.2) XOMA-owned Product Candidate

XOMA 052 is a potent anti-inflammatory monoclonal antibody targeting IL-1-beta that is being developed as a modulator of cytokine imbalance in IL-1 mediated disease states. It is an IgG2 isotype, which reduces the possibility of antibody dependent cellular cytotoxicity. With its high binding affinity of 300 fM and expected long circulating half-life, XOMA 052 may offer many patient advantages including less frequent dosing. XOMA 052 was developed by XOMA from its extensive antibody discovery assets, was humanized using XOMA's Human Engineering(tm) technology, and is fully owned by XOMA. XOMA initiated a US Phase I clinical trial of XOMA 052 in Type 2 diabetes patients in July of 2007 and expects to start a similar Phase I clinical trial in Europe. XOMA is evaluating plans to expand the development of XOMA 052 into additional autoimmune/inflammatory indications including osteoarthritis, rheumatoid arthritis, systemic juvenile idiopathic arthritis, and others.

NEUPREX(r) (opebacan / rBPI21)  XOMA-owned Product Candidate

NEUPREX(r) is an injectable formulation of opebacan, a modified recombinant fragment of human bactericidal/permeability-increasing protein ("BPI") that has anti-infective properties and is a potent neutralizer of endotoxin. More than 1,100 patients have been treated with NEUPREX(r) in clinical studies without any apparent safety concerns.

In January of 2007, in conjunction with Harvard Medical School, XOMA initiated a Phase I/II clinical trial of NEUPREX(r) in adults and children undergoing allogeneic hematopoietic stem cell transplantation ("HSCT") to evaluate safety, pharmacokinetics and markers of biological activity. Earlier research indicates that endotoxemia can induce or worsen acute graft-vs-host disease in these patients who are also susceptible to infectious complications due to the large doses of radiation or chemotherapy they receive prior to transplantation. The company has recently added other sites to this study.

In September of 2006, the European Agency for the Evaluation of Medicinal Products ("EMEA") granted an orphan medicinal product designation to NEUPREX(r) in meningococcal sepsis, a potentially life-threatening bacterial infection predominantly affecting young children. XOMA is completing the regulatory assessment for NEUPREX(r) under the EMEA Exceptional Circumstances mechanism during the first half of 2007 and intends to base its planned application on existing Phase III clinical trial data.

XOMA 629 (a reformulation of XMP.629) XOMA-owned Product Candidate

XOMA 629 is a topical anti-bacterial formulation of a BPI-derived peptide under development for treatment of acne and other skin infections. Certain bacteria commonly found on human skin are associated with inflammatory lesions in acne patients. The emergence of strains resistant to current antibiotics used to treat acne has encouraged XOMA researchers to review the properties of the compound for this dermatological indication. In August of 2004, XOMA announced that the results of a Phase II trial were inconclusive at demonstrating a clinical benefit of XMP.629 when compared with vehicle gel. In September of 2006, the company announced that it had reformulated its original gel to increase its skin penetration and improve other characteristics. XOMA is currently conducting preclinical studies to optimize the reformulated product and intends to initiate Phase I clinical trials in 2007.

HCD122 (formerly CHIR-12.12) Novartis Collaboration

HCD122 is a fully human anti-CD40 antagonist antibody intended as a treatment for B-cell mediated diseases, including malignancies and autoimmune diseases. This antibody has a dual mechanism of action blocking tumor cell growth and survival signals as well as recruiting immune effector cells to kill tumor cells. HCD122 is the first product candidate selected under the multi-product oncology antibody development and commercialization agreement announced by Novartis and XOMA, initiated in March of 2004. In April of 2005, the company announced the initiation of a Phase I study for patients with advanced chronic lymphocytic leukemia and in October of 2005, it initiated a second Phase I study for patients with multiple myeloma. In December of 2006 the company reported favorable preliminary results of these Phase I trials, as well as favorable pre-clinical results of comparisons of HCD122 with RITUXAN(r). Both Phase I trials are ongoing. The company expects to expand clinical development with one or more additional indications in the first half of 2008. In addition, the company is investigating a number of undisclosed preclinical stage programs with Novartis.

Metabolic Disease Target: Lexicon Collaboration

In June of 2005, XOMA began a collaboration to jointly develop and commercialize multiple antibody drugs for metabolic disease targets discovered by Lexicon Pharmaceuticals, Inc. using their proprietary gene knock-out technology. The initial targets are secreted proteins involved in various metabolic functions. Antibodies to these targets may be developed to treat a variety of metabolic diseases. XOMA continues to make preclinical progress on the development of antibodies against these targets.

Contract Development and Collaboration Agreements

NIAID Contract: Anti-Botulinum Neurotoxin Program

In July of 2006, XOMA was awarded a $16.3 million contract to produce monoclonal antibodies for the treatment of botulism to protect U.S. citizens against the harmful effects of botulinum neurotoxins used in bioterrorism. XOMA is continuing to make good progress in completion of this contract. The contract work is being performed on a cost plus fixed fee basis over a three year period and will be 100% funded with Federal funds from NIAID under Contract No. HHSN266200600008C.

Schering-Plough Collaboration: Undisclosed Targets

In May of 2006, XOMA entered into a collaboration agreement with Schering-Plough for therapeutic monoclonal antibody discovery and development. During the collaboration, XOMA will discover therapeutic antibodies against one or more targets selected by Schering-Plough, use its phage display libraries to generate fully human antibodies and the company's proprietary Human Engineering technology to humanize antibody candidates generated by hybridoma techniques, perform pre-clinical studies to support regulatory filings, cell line and process development and produce antibodies for initial clinical trials. In January of 2007, XOMA announced that this collaboration had been expanded to include additional disease targets. XOMA estimates that it could receive more than $75 million before royalties over the life of the agreement in aggregate upfront, R&D funding, milestone and other payments.

Takeda Collaboration: Undisclosed Targets

In November of 2006, the company entered into a collaboration agreement with Takeda for therapeutic monoclonal antibody discovery and development. During the collaboration, XOMA will discover therapeutic antibodies against multiple targets selected by Takeda. In February of 2007, XOMA announced that this collaboration had been expanded to include additional disease targets in oncology. XOMA estimates that it could receive more than $230 million, before royalties, over the life of the agreement in aggregate upfront, R&D funding, milestone and other payments.

Investor Conference Call

XOMA will host a conference call and webcast to discuss its second quarter 2007 results today, August 8, 2007, at 5:00 p.m. Eastern.  The webcast can be accessed via XOMA's website at www.xoma.com and will be available for replay until close of business on November 8, 2007. To obtain phone access to the live audiocast, dial 1-877-407-9205 in the U.S. and Canada. International callers should dial 1-201-689-8054. No conference ID is necessary. A telephonic replay will be available beginning two hours after the conclusion of the call until close of business on August 22, 2007. Access numbers for the replay are 1-877-660-6853 (U.S./Canada) or 1-201-612-7415 (International). Two access numbers are required for the replay: account number 286 and conference ID # 248324.

About XOMA

XOMA is a leader in the discovery, development and manufacture of therapeutic antibodies, with a therapeutic focus that includes cancer and immune diseases. XOMA has royalty interests in RAPTIVA(r) (efalizumab), a monoclonal antibody product marketed worldwide (by Genentech and Merck Serono) to treat moderate-to-severe plaque psoriasis, and LUCENTIS(r) (ranibizumab injection), a monoclonal antibody product marketed worldwide (by Genentech and Novartis) to treat neovascular (wet) age-related macular degeneration.

The company has built a premier antibody discovery and development platform that includes access to seven of the leading commercially available antibody phage display libraries and XOMA's proprietary Human Engineering(tm) and BCE technologies. More than 45 companies have signed

BCE licenses. XOMA's development collaborators include Lexicon, Novartis, Schering-Plough and Takeda. With a fully integrated product development infrastructure, XOMA's product development capabilities extend from preclinical sciences to product launch. For more information, please visit the company's website at www.xoma.com.

Certain statements contained herein concerning the sufficiency of our cash resources, sales of approved products, expected payments under existing agreements and/or product development or that otherwise relate to future periods are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions that may not prove accurate. Actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry and for companies engaged in the development of new products in a regulated market.

Among other things the sufficiency of our cash may be other than as expected due to unanticipated changes in XOMA's research and development programs; unavailability of additional arrangements, lower than anticipated sales of approved products or failure of products to receive approval; the sales efforts for approved products may not be successful if the parties responsible for marketing and sales fail to meet their commercialization goals, due to the strength of competition, if physicians do not adopt the products as treatments for their patients or if remaining regulatory approvals are not obtained or maintained; and XOMA will not receive the estimated total amounts of funds if it cannot successfully carry out its obligations under its existing contracts.

These and other risks, including those related to the results of discovery and pre-clinical testing; the timing or results of pending and future clinical trials (including the design and progress of clinical trials; safety and efficacy of the products being tested; action, inaction or delay by the FDA, European or other regulators or their advisory bodies; and analysis or interpretation by, or submission to, these entities or others of scientific data); changes in the status of existing collaborative relationships; the ability of collaborators and other partners to meet their obligations; XOMA's ability to meet the demands of the United States government agency with which it has entered into its government contracts; competition; market demands for products; scale-up and marketing capabilities; availability of additional licensing or collaboration opportunities; international operations; share price volatility; XOMA's financing needs and opportunities; uncertainties regarding the status of biotechnology patents; uncertainties as to the costs of protecting intellectual property; and risks associated with XOMA's status as a Bermuda company, are described in more detail in XOMA's most recent filing on Form 10-K and in other SEC filings. Consider such risks carefully when considering XOMA's prospects.

XOMA Ltd.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	June 30, 2007	December 31, 2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$17,174	$28,002
Short-term investments	6,805	18,381
Restricted cash	5,215	4,330
Receivables	12,257	13,446
Prepaid expenses	1,270	1,061
Debt issuance costs	254	668
Total current assets	42,975	65,888
Property and equipment, net	23,230	22,434
Debt issuance costs – long-term	849	2,661
Deposits and Other	495	495
Total assets	$67,549	$91,478

LIABILITIES AND SHAREHOLDERS’ EQUITY
(NET CAPITAL DEFICIENCY)
Current liabilities:
Accounts payable	$5,022	$4,186
Accrued liabilities	6,625	7,086
Accrued interest	870	1,794
Deferred revenue	7,681	9,601
Total current liabilities	20,198	22,667
Deferred revenue – long-term	11,871	8,768
Convertible debt – long-term	—	46,823
Interest bearing obligation – long-term	49,249	51,393
Total liabilities	81,318	129,651

Commitments and contingencies

Shareholders’ equity (net capital deficiency):
Preference shares, $.05 par value, 1,000,000 shares authorized
Series A, 210,000 designated, no shares issued and outstanding	—	—
Series B, 8,000 designated, 2,959 shares issued and outstanding; aggregate liquidation preference of $29.6 million	1	1
Common shares, $.0005 par value, 210,000,000 shares authorized, 131,730,649 and 105,454,389 shares outstanding at June 30, 2007 and December 31, 2006, respectively	66	53
Additional paid-in capital	737,963	689,315
Accumulated comprehensive loss	—	(9)
Accumulated deficit	(751,799)	(727,533)
Total shareholders’ equity (net capital deficiency)	(13,769)	(38,173)
Total liabilities and shareholders’ equity (net capital deficiency)	$67,549	$91,478

XOMA Ltd.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues:
License and collaborative fees	$130	$731	$4,548	$1,385
Contract and other revenue	9,747	4,681	14,106	7,775
Royalties	4,259	2,100	7,734	3,956
Total revenues	14,136	7,512	26,388	13,116

Operating costs and expenses:
Research and development (including contract related of $5,675 and $2,672 for the three months ended June 30, 2007 and 2006, respectively, and $9,224 and $4,611, respectively, for the six months ended June 30, 2007 and 2006, respectively)	17,315	12,104	33,244	24,285
General and administrative	4,352	4,386	9,261	9,439
Total operating costs and expenses	21,667	16,490	42,505	33,724

Loss from operations	(7,531)	(8,978)	(16,117)	(20,608)

Other income (expense):
Investment and interest income	377	385	978	842
Interest income/(expense)	(1,184)	2,681	(9,117)	(6,745)
Other expense	—	(3)	(10)	(7)

Net loss	$(8,338)	$(5,915)	$(24,266)	$(26,518)

Basic and diluted net loss per common share	$(0.06)	$(0.06)	$(0.20)	$(0.29)

Shares used in computing basic and diluted net loss per common share	131,694	96,661	123,988	92,326

Contact:
Greg Mann
XOMA – Investor Relations & Corporate Communications
510-204-7270
mann@xoma.com